Exhibit 99.1
Lightyear Network Solutions, LLC and Subsidiary
Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm
To the Member of
Lightyear Network Solutions, LLC and Subsidiary
We have audited the accompanying consolidated balance sheet of Lightyear Network Solutions, LLC and Subsidiary (the “Company”), a wholly-owned subsidiary of LY Holdings, LLC, as of December 31, 2008 and the related consolidated statements of operations, changes in member’s deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lightyear Networks Solutions, LLC and Subsidiary as of December 31, 2008, and the consolidated results of their operations, and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Marcum LLP
February 19, 2010
New York, New York

Report of Independent Registered Public Accounting Firm
To the Member of
Lightyear Networks Solutions, LLC and Subsidiary
We have audited the accompanying consolidated balance sheet of Lightyear Network Solutions, LLC and Subsidiary (the “Company”), a wholly-owned subsidiary of LY Holdings, LLC, as of December 31, 2007 and the related consolidated statements of operations, changes in member’s deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lightyear Networks Solutions, LLC and Subsidiary as of December 31, 2007, and the consolidated results of their operations, and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Dean Dorton Ford PSC
August 26, 2008
Lexington, Kentucky

Lightyear Network Solutions, LLC and Subsidiary
Consolidated Balance Sheets

	As of December 31,
	2008	2007
Assets
Current Assets
Cash	$440	$757,563
Accounts receivable (net allowance of $665,477 and $1,491,466 as of December 31, 2008 and 2007)	5,105,203	6,169,522
Vendor deposits	1,170,180	1,127,207
Inventories	216,513	51,258
Prepaid expenses and other current assets	727,800	657,560

Total Current Assets	7,220,136	8,763,110

Property and Equipment, Net	547,933	517,180

Intangible Assets, Net	1,283,471	1,811,717

Other Assets	252,614	684,014

Total Assets	$9,304,154	$11,776,021

Liabilities and Member’s Deficit

Current Liabilities
Accounts payable	$5,323,493	$4,709,135
Interest payable to Parent	1,084,831	249,561
Accrued agent commissions	827,859	713,767
Deferred revenue	1,665,273	1,818,250
Other liabilities	1,546,385	2,559,078
Current portion of capital lease obligations	79,173	67,290
Current portion of loans payable to Parent	1,250,000	1,250,000

Total Current Liabilities	11,777,014	11,367,081

Capital Lease Obligations, Non-Current Portion	34,028	76,753

Loans Payable to Parent, Non-Current Portion	15,416,262	15,016,262

Interest Payable to Parent, Non-Current Portion	2,276,674	2,644,085

Total Liabilities	29,503,978	29,104,181

Commitments and Contingencies

Member’s Deficit	(20,199,824)	(17,328,160)

Total Liabilities and Member’s Deficit	$9,304,154	$11,776,021

See Notes to these Consolidated Financial Statements

Lightyear Network Solutions, LLC and Subsidiary
Consolidated Statements of Operations

	For The
	Years Ended December 31,
	2008	2007
Revenues	$57,447,889	$64,599,456

Cost of Revenues	36,752,809	38,173,907

Gross Profit	20,695,080	26,425,549

Operating Expenses
Commission expense	6,573,103	8,419,204
Commission expense — related parties	356,430	315,366
Depreciation and amortization	845,617	857,179
Bad debt expense	832,831	1,144,288
Selling, general and administrative expenses	12,983,671	13,882,337
Goodwill and intangible asset impairment charges	52,691	3,226,637

Total Operating Expenses	21,644,343	27,845,011

Loss From Operations	(949,263)	(1,419,462)

Other Income (Expense)
Interest income	97,477	130,215
Interest (expense) — Parent	(2,007,041)	(2,209,334)
Other income	8,411	—

Other Expense	(1,901,153)	(2,079,119)

Net Loss	$(2,850,416)	$(3,498,581)

See Notes to these Consolidated Financial Statements

Lightyear Network Solutions, LLC and Subsidiary
Consolidated Statements of Changes in Member’s Deficit

Member’s Deficit — December 31, 2006	$(13,797,240)

Distributions	(32,339)

Net loss	(3,498,581)

Member’s Deficit — December 31, 2007	(17,328,160)

Distributions	(21,248)

Net loss	(2,850,416)

Member’s Deficit — December 31, 2008	$(20,199,824)

See Notes to these Consolidated Financial Statements

Lightyear Network Solutions, LLC and Subsidiary
Consolidated Statements of Cash Flows

	For The
	Years Ended December 31,
	2008	2007
Cash Flows From Operating Activities
Net loss	$(2,850,416)	$(3,498,581)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	845,617	857,179
Provision for bad debt expense	832,831	1,144,288
Impairment of goodwill and intangible assets	52,691	3,226,637
Changes in operating assets and liabilities:
Accounts receivable	231,488	(741,115)
Other assets	431,400	(31,457)
Vendor deposits	(42,973)	(638)
Inventories	(165,255)	160,100
Prepaid expenses and other current assets	(70,240)	24,595
Accounts payable	614,358	(2,130,118)
Interest payable to Parent	467,859	704,034
Accrued agent commissions	114,092	(71,009)
Deferred revenue	(152,977)	(124,788)
Other liabilities	(1,012,693)	(1,148,630)

Total Adjustments	2,146,198	1,869,078

Net Cash Used in Operating Activities	(704,218)	(1,629,503)

Cash Flows From Investing Activities
Purchases of property and equipment	(349,015)	(106,849)
Acquisitions of VoIP licenses	—	(29,125)

Net Cash Used in Investing Activities	(349,015)	(135,974)

Cash Flows From Financing Activities
Repayments of loans payable to Parent	(500,000)	(1,000,000)
Repayments of capital lease obligations	(82,642)	(51,157)
Distributions to member	(21,248)	(32,339)
Proceeds from loans payable to Parent	900,000	3,000,000

Net Cash Provided by Financing Activities	296,110	1,916,504

Net (Decrease) Increase In Cash	(757,123)	151,027

Cash — Beginning	757,563	606,536

Cash — Ending	$440	$757,563

Lightyear Network Solutions, LLC and Subsidiary
Consolidated Statements of Cash Flows—Continued

	For The
	Years Ended December 31,
	2008	2007
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$1,539,182	$1,505,300

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Equipment financed with capital lease obligations	$51,800	$62,614

See Notes to these Consolidated Financial Statements

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note A—Company Organization
Lightyear Networks Solutions, LLC (the “Company” or “Lightyear”) was incorporated in 2003 for the purpose of selling and marketing telecommunication services and solutions, and owning other companies which sell and market telecommunication services and solutions. The Company and its wholly-owned subsidiary, Lightyear Alliance of Puerto Rico, LLC, provide telecommunications services throughout the United States and Puerto Rico primarily through a distribution network of authorized independent agents. Lightyear is a licensed local carrier in 44 states and provides long distance service in 49 states. The Company delivers service to approximately 60,000 customer locations. In addition to long distance and local service, the Company currently offers a wide array of telecommunications services including internet/intranet, calling cards, advanced data, wireless, Voice over Internet Protocol (“VoIP”) and conference calling.
The Company is a telecommunications reseller and competes, both directly at the wholesale level and through agents, at the retail level. The Company is subject to regulatory requirements imposed by the Federal Communications Commission (“FCC”), state and local governmental agencies. Regulations by the FCC as well as state agencies include limitations on types of services and service areas offered to the public.
The rights and obligations of the Company’s member are governed by the Company’s Operating Agreement (“Agreement”) dated December 2003. The Agreement provides that the Company will continue indefinitely unless certain defined events of dissolution occur. The Company has one member. An initial capital contribution was made at the inception of the Company of $100.
Note B—Summary of Significant Accounting Policies
Basis of Presentation
Lightyear is a wholly-owned subsidiary of LY Holdings, LLC (“LYH” or “Parent”). LYH was incorporated in 2003 for the purpose of becoming a holding company to acquire certain assets from the Lightyear Holdings Inc. bankruptcy process. In addition, LYH is a financing vehicle for Lightyear and is integral to Lightyear’s operational activities. The Company provides working capital from its operations to service LYH’s obligations; it was either a co-borrower with LYH or a guarantor of the LYH notes; and its assets collateralize the LYH notes. The funds were obtained solely for the benefit of and utilization by the Company. As such, LYH received the funding only as a conduit for the Company; therefore the obligations are reflected on Lightyear’s accompanying consolidated financial statements.
Estimates
The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include the reserves related to receivables, plus the recoverability and useful lives of long lived assets.
Principles of Consolidation
The balance sheet, results of operations and cash flows of Lightyear Alliance of Puerto Rico, LLC, a subsidiary with limited activity, have been included in the consolidated financial statements of the Company. All intercompany accounts and transactions have been eliminated.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note B—Summary of Significant Accounting Policies—Continued
Cash and Cash Equivalents
For purposes of presentation in the Company’s consolidated balance sheet and statements of cash flows, cash and cash equivalents consists of cash on deposit, cash on hand and all highly liquid investments purchased with an original maturity of three months or less. The Company also maintains cash in bank accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and it is not exposed to any significant credit risk on cash. There were no cash equivalents at December 31, 2008 and 2007.
Accounts Receivable
Accounts receivable are shown net of an allowance for doubtful accounts of $665,477 and $1,491,466 as of December 31, 2008 and 2007, respectively. The Company’s management has established an allowance for doubtful accounts sufficient to cover probable and reasonably estimable losses. The allowance for doubtful accounts considers a number of factors, including collection experience, current economic trends, estimates of forecasted write-offs, aging of the accounts receivable portfolios, industry norms, regulatory decisions and other factors. Management’s policy is to fully reserve all accounts that are 180-days past due. Accounts are written off after use of a collection agency is deemed to be no longer useful.
Property and Equipment
Property and equipment is recorded at cost less accumulated depreciation and amortization. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the assets. Improvements to leased assets or fixtures are amortized over their estimated useful lives or lease period, whichever is shorter. Leased property meeting certain criteria is capitalized and the present value of the related payments is recorded as a liability. Depreciation of capitalized leased assets is computed on the straight-line method over the lesser of the term of the lease or its economic life. Upon retirement or other disposition of these assets, the costs and related accumulated depreciation and amortization of these assets are removed from the accounts and the resulting gains or losses are reflected in the consolidated results of operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.
Goodwill and Intangible Assets
Intangible assets with definite lives are recorded at cost less accumulated amortization. Amortization is computed on a straight-line basis over the lives of the intangible assets. The Company recognizes certain intangible assets acquired in acquisitions, primarily goodwill, proprietary technology, trade names, covenants not to compete, customer relationships, agent relationships and VoIP licenses.
Impairment of Long-Lived Assets
The Company has reviewed the carrying value of goodwill, intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.
Advertising Costs
Advertising costs are expensed when incurred. Advertising costs, which are included in selling, general and administrative expenses in the accompanying consolidated statements of operations, were approximately $25,000 and $33,000 for the years ended December 31, 2008 and 2007, respectively.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note B—Summary of Significant Accounting Policies—Continued
Inventories
The Company maintains inventories consisting of wireless telephones and telecommunications equipment which are available for sale. Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.
Income Taxes
The Company is organized as a partnership for income tax purposes. No income tax liability or benefit has been included in the consolidated financial statements since taxable income or loss of the Company passes through to, and is reportable by, the members of its Parent individually. The Company is subject to certain state and local taxes.
Revenue Recognition
Telecommunications services income such as access revenue and usage revenue are recognized on the accrual basis as services are provided. In general, access revenue is billed one month in advance and is recognized when earned. Wireless handheld devices are sold at a discount when bundled with a long-term wireless service contract. The Company recognizes the equipment revenue and associated costs when title has passed and the equipment has been accepted by the customer. The Company provides administrative and support services to its agents and pays commissions based on revenues from the agents’ accounts. Amounts invoiced to customers in advance of services are reflected as deferred revenues.
Recognition of agent fees and interest income on the related notes receivable is limited to amounts recognizable under the cost-recovery method on an individual agent basis.
In addition, the Company has the right to offset commissions earned with uncollectible accounts receivable attributed to a specific agent or with past due notes receivable payments, up to certain specified percentages of such uncollectible accounts receivable and up to 100 percent of past due notes receivable payments. Management believes its allowances for doubtful accounts and notes receivable, combined with its ability to offset agents’ commissions, are adequate to provide for uncollectible receivables.
Cost of revenue represents primarily the direct costs associated with the cost of transmitting and terminating traffic on other carriers’ facilities.
Commissions paid to acquire customer call traffic are expensed in the period when associated call revenues are recognized.
The Financial Accounting Standards Board (“FASB”) ratified Emerging Issues Task Force (“EITF”) Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) which became effective on January 1, 2007 and provides guidance related to how taxes collected from customers and remitted to governmental authorities should be presented in the income statement. The guidance states that either method is acceptable; however, if taxes are reported on a gross basis (included as revenue) a company should disclose those amounts, if significant. The Company does not include excise and other sales related taxes in its revenues.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note B—Summary of Significant Accounting Policies—Continued
New Accounting Pronouncements
In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) 157, “Fair Value Measurements” (“SFAS 157”), which requires the use of a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels: quoted market prices in active markets for identical assets and liabilities (Level 1), inputs other than quoted market prices that are observable for the asset or liability, either directly or indirectly (Level 2), and unobservable inputs for the asset or liability (Level 3). The guidance is effective for the Company beginning January 1, 2008. Adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The guidance is effective for the Company beginning January 1, 2008. The Company has not elected the fair value option for any financial assets or liabilities.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51”, which establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including noncontrolling interests, contingent consideration, and certain acquired contingencies. It also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. The guidance will be applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The guidance would only have an impact on accounting for any businesses acquired after the effective date of this pronouncement.
In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”, which replaces SFAS No. 141, “Business Combinations.”, which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (previously referred to as minority interests). It also requires that a retained noncontrolling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. Upon adoption, companies will be required to report noncontrolling interests as a separate component of stockholders’ equity. Companies will also be required to present net income allocable to noncontrolling interests and net income attributable to stockholders separately in their statements of income. Currently, minority interests are reported as a liability or temporary equity in balance sheets and the related income attributable to the minority interests is reflected as an expense in arriving at net income (loss). The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The guidance requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of the guidance shall be applied prospectively. The Company does not currently have any noncontrolling interests in subsidiaries. The guidance would only have an impact on subsequent acquisitions of noncontrolling interests.
In February 2008, FASB Staff Position FAS 157-2 (“FSP FAS 157-2”) was issued. FSP FAS 157-2 delayed the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The delay was intended to allow additional time to consider the effect of various implementation issues that have arisen from the application of SFAS 157. The Company believes that FSP FAS 157-2 will not have a material impact on the Company’s consolidated financial statements.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note B—Summary of Significant Accounting Policies—Continued
New Accounting Pronouncements— continued
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133”, which amends and expands existing disclosure requirements to require qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.
In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. It is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and should be applied prospectively to intangible assets acquired after the effective date. Early adoption is not permitted. FSP FAS 142-3 also requires expanded disclosure related to the determination of useful lives for intangible assets and should be applied to all intangible assets recognized as of, and subsequent to, the effective date. FSP FAS 142-3 will impact acquisitions completed by the Company on or after January 1, 2009.
In June 2008, the FASB ratified the consensus reached by the EITF pertaining to EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”), as to how an entity should determine whether an instrument, or an embedded feature, is indexed to an entity’s own stock and whether or not such instruments would be accounted for as equity or a derivative liability. The adoption of this guidance can affect the accounting for warrants and many convertible instruments with provisions that protect holders from a decline in the stock price (or “down-round” provisions). This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008 and is applicable to outstanding instruments as of the beginning of the fiscal year it is initially applied. Early application is not permitted. The cumulative effect, if any, of the change in accounting principle shall be recognized as an adjustment to the opening balance of retained earnings. Adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.
In October 2008, the FASB issued Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”). FSP FAS 157-3 applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with Statement No. 157. FSP FAS 157-3 clarifies the application of Statement No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective upon issuance and is to be applied to prior periods for which financial statements have not been issued. The adoption of FSP FAS 157-3 did not materially affect the Company’s consolidated financial statements.
In November 2008, the FASB ratified EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”). EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. Adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note B—Summary of Significant Accounting Policies—Continued
New Accounting Pronouncements— continued
In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in the Company’s consolidated financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides direction on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Adoption is required for nonpublic enterprises for fiscal years beginning after December 15, 2008. Adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.
In April 2009, the FASB issued Staff Position No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with Statement of Financial Accounting Standards No. 157, Fair Value Measurements, when there is no active market or where the price inputs being used represent distressed sales. FSP FAS 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of FSP FAS 157-4 did not have a material effect on the Company’s consolidated financial statements.
In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, which sets forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance is effective for interim and annual periods ending after June 15, 2009. Adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.
In June 2009, the FASB issued new accounting guidance that established the FASB Accounting Standards Codification, (“Codification” or “ASC”) as the single source of generally accepted accounting principles (“GAAP”) to be applied by nongovernmental entities, except for the rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. This new guidance becomes effective for interim and annual periods ending after September 15, 2009. Other than the manner in which new accounting guidance is referenced, the adoption of these changes will not have a material impact on the Company’s consolidated financial statements.
In August 2009, the FASB issued new accounting guidance, under ASC Topic 820 on Fair Value Measurements and Disclosures, on the measurement of liabilities at fair value. The guidance provides clarification that in circumstances in which a quoted market price in an active market for an identical liability is not available, an entity is required to measure fair value using a valuation technique that uses the quoted price of an identical liability when traded as an asset or, if unavailable, quoted prices for similar liabilities or similar assets when traded as assets. If none of this information is available, an entity should use a valuation technique in accordance with existing fair valuation principles. Adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note C—Property and Equipment
Property and equipment consists of the following:

	December 31,		Range of Estimated
	2008	2007	Useful Lives
Furniture & fixtures	$68,286	$68,286	1 - 5 years
Leasehold improvements	474,279	452,008	[A]
Equipment and computer software	1,800,059	1,421,703	1 - 3 years

	2,342,624	1,941,997
Less: accumulated depreciation and amortization	(1,794,691)	(1,424,817)

Property and Equipment, Net	$547,933	$517,180

[A]	Shorter of initial term or estimated useful life
Depreciation and amortization expense for the years ended December 31, 2008 and 2007 was $370,062 and $381,624, respectively.
Property and equipment includes capitalized leases with a cost and accumulated depreciation of $257,947 and $153,496, respectively, as of December 31, 2008. As of December 31, 2007, the cost and accumulated depreciation for capital leases were $206,147 and $67,514, respectively.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note D—Intangible Assets and Goodwill
Intangible Assets
Intangible assets consist of the following:

	Balance as of December 31, 2008			Balance as of December 31, 2007
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Finite Lives:
Proprietary technology	$2,200,000	$(2,090,000)	$110,000	$2,200,000	$(1,650,000)	$550,000
Customer relationships	1,300,000	(1,300,000)	—	1,300,000	(1,300,000)	—
Agent relationships	410,000	(401,112)	8,888	410,000	(365,555)	44,445
Non-compete agreement	500,000	(500,000)	—	500,000	(500,000)	—

	4,410,000	(4,291,112)	118,888	4,410,000	(3,815,555)	594,445

Indefinite Lives:
Trade name	920,000	—	920,000	920,000	—	920,000
VoIP licenses	244,583	—	244,583	297,272	—	297,272

	1,164,583	—	1,164,583	1,217,272	—	1,217,272

Total	$5,574,583	$(4,291,112)	$1,283,471	$5,627,272	$(3,815,555)	$1,811,717

Amortization is computed on a straight-line basis over the lives of the intangible assets with definite lives, which range from eighteen months to five years. Amortization expense was $475,555 in 2008 and 2007.
The estimated future amortization of amortizable intangible assets are comprised of the following:

For the Years Ending	Proprietary	Agent
December 31,	Technology	Relationships	Total
2009	$110,000	$8,888	$118,888

Total	$110,000	$8,888	$118,888

Goodwill and Intangible Assets Impairment
Goodwill and intangible assets with indefinite useful lives are tested for impairment annually or more frequently if an event indicates that the asset might be impaired. The fair value of these intangible assets is determined based on a discounted cash flow methodology. In 2003, the Company recorded goodwill in association with its acquisition of the majority of the operating assets of certain predecessor companies that had filed for bankruptcy. At December 31, 2007 the Company’s goodwill was determined to be fully impaired, and the Company accordingly recorded impairment charges of $3,226,637 which represented 100% of its carrying value. The impairment charge was due to lower actual and forecasted revenues, as compared to the previous budget for the Company. At December 31, 2008, certain of the Company’s VoIP licenses were determined to be impaired, since the Company determined these voicemail products are no longer in use. As result, the Company recorded an impairment charge of $52,691 which represented 100% of its carrying value.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note E—Loans Payable to Parent
Loans payable to Parent (see Note L, Forgiveness of Intercompany Indebtedness) consists of the following:

			December 31,
			2008	2007
Loan payable to Parent	(A	)	$9,000,000	$9,500,000

Loan payable to Parent, variable interest rate at prime plus 1% (4.25% as of December 31, 2008 and 2007, respectively), with interest due quarterly and principal and unpaid interest due on July 1, 2010 (as amended). The underlying note is collateralized by principally all of the tangible and intangible assets of the Company.	(B	)	5,045,480	5,045,480

Loans payable to Parent, variable interest rate at prime plus 1% (4.25% as of December 31, 2008 and 2007, respectively), with principal and unpaid interest due on July 1, 2010 (as amended). The underlying notes are collateralized by an interest in principally all of the tangible and intangible assets of the Company. The underlying notes are subordinated to the underlying notes payable above.	(C	)	1,000,000	1,000,000

Loans payable to Parent, variable interest rate at prime plus 1% (4.25% as of December 31, 2008 and 2007), with principal and unpaid interest due on June 30, 2011. The underlying notes are collateralized by an interest in principally all of the tangible and intangible assets of the Company. The underlying notes are subordinated to the underlying notes payable listed above.	(D	)	900,000	—

Loans payable to Parent, variable interest rate at prime plus 1% (4.25% as of December 31, 2008 and 2007). Principal and unpaid interest due on July 1, 2010 (as amended). The underlying notes payable are unsecured, and subordinated to the above underlying notes payable.	(B	)	720,782	720,782

Total Loans Payable to Parent			16,666,262	16,266,262

Less: current portion			1,250,000	1,250,000

Long-Term Portion of Loans Payable to Parent			15,416,262	15,016,262

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note E—Loans Payable to Parent—Continued
Future maturities of loans payable to Parent are as follows:

For the year ending
December 31,	Amount
2009	$1,250,000
2010	14,516,262
2011	900,000

Total	$16,666,262

The Company was either a co-borrower with the Parent and/or a Guarantor of the underlying LYH obligations and its assets collateralized the debt. The funds were obtained solely for the benefit of and utilization by the Company. As such, the Parent received the funding only as a conduit for the Company, therefore the obligations are reflected on Lightyear’s accompanying consolidated financial statements. The amounts reported as loans payable to Parent, arose from the following financing activities of LYH, the Parent:
(A)	On December 31, 2004, a member of LYH provided LYH with a $10,000,000 loan that allowed LYH to retire previous debt. The loan was for a term of three years with the initial interest payment due March 31, 2005 and initial principal payment due in June 2005. In April and July 2007, the member made additional loans to LYH of $1,300,000 and $1,700,000, respectively. On October 24, 2007, the terms of the loan were amended to allow for annual principal payments of $1,000,000 in 2007 and 2008 with the remaining balance due on March 31, 2009. The outstanding balance on the loan at December 31, 2008 and 2007 was $9,000,000 and $9,500,000, respectively. LYH made an additional principal payment of $250,000 in January 2009. On March 25, 2009, the terms of the loan were amended to allow for quarterly principal payments of $250,000 plus accrued interest beginning March 31, 2009, with final payment of all outstanding principal and interest due July 1, 2010. The loan bears interest at a rate of LIBOR plus 4.75% (5.19% and 7.46% as of December 31, 2008 and 2007, respectively) on all amounts owed up to $7,000,000 (not to exceed 10% per annum), and LIBOR plus 7.75% on all amounts owed in excess of $7,000,000 (8.19% and 10% as of December 31, 2008 and 2007, respectively).

As part of this loan, the Parent is obligated to pay an annual commitment fee each January 10th until the note is paid in full. The commitment fee equals five percent (5%) of the outstanding principal balance of the note. During the years ended December 31, 2008 and 2007, the Company recorded $462,500 and $362,500 of commitment fee expense, respectively, which is included in interest expense — Parent in the statements of operations. As of December 31, 2008 and 2007 the Company had accrued $825,000 and $362,500, respectively, of commitment fees which represents the unpaid fees recorded. These fees are included in interest payable to Parent on the balance sheet. On January 10, 2010 and 2009, the Company recorded additional fees of $400,000 and $437,500.

The $10,000,000 note and the $5,250,000 note described in (B) are collateralized by principally all of the tangible and intangible assets of the Company, are guaranteed by certain of the Parent’s members’ membership interests and are collateralized by certain life insurance policies. In addition, these notes, which are from the same member, have first priority over other Company debt.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note E—Loans Payable to Parent—Continued
(B)	In June 2003, the same member of LYH described in (A) loaned LYH an additional $5,250,000 and two additional LYH members loaned LYH $750,000 (“Original Notes”) that were originally due in June 2005. The Original Notes were amended several times, the last of which was executed on March 25, 2009, extending the maturity date until July 1, 2010. The Original Notes have a variable interest rate of prime plus 1% with interest due quarterly and principal and unpaid interest due at maturity. The Original Notes require a termination fee be paid at the retirement of the loan. As a result of the termination fee, the effective interest rate is approximately 14%, and the Company is currently accruing the difference between the stated rate above and effective interest rates in the long-term accrued members’ interest account. The outstanding balances on these Original Notes at December 31, 2008 were $5,045,480 and $720,782. The $5,045,480 note is collaterized by all of the tangible and intangible assets of the Company and together with the note described in (A) has a first priority over other Company debt.

(C)	In July 2004, an additional $1,000,000 was borrowed from members of the Parent and a director of the Parent for working capital purposes with an original maturity date of July 2006. The notes were amended several times, the last of which was executed on March 25, 2009, extending the maturity date until July 1, 2010. The Notes have a variable interest rate of prime plus 1% with interest due quarterly and principal and unpaid interest due at maturity. As part of this additional borrowing, the Parent granted the members’ letter agreements giving them revenue participation rights totaling an aggregate of 4% of monthly revenue from the sale of VoIP products and services. The revenue participation rights have a term of the earlier of ten years or a sale transaction, unless the successor-in-interest consents to the continued payment of the VoIP revenue payments. If the successor-in-interest does not consent to the continued payment, the Parent shall pay the note holders the termination fee in the amount of the VoIP revenue payments for the immediately preceding twelve month period. For the years ended December 31, 2008 and 2007, the Company was charged approximately $229,000 and $265,000 for VoIP revenue participation rights, respectively, which is included in commission expense – related parties in the consolidated statement of operations. The notes are unsecured and subordinated to the other notes.

(D)	In July 2008, an additional $900,000 was borrowed from certain of the Parent’s members and is due June 2011. As part of this additional borrowing, the Parent granted the members’ letter agreements, giving them revenue participation rights totaling an aggregate of 3% of monthly revenue from the sale of wireless service, excluding equipment and accessories, but including service activation, from the Company’s wireless service. The revenue participation rights have a term of the earlier of ten years or a sale transaction, unless the successor-in-interest consents to the continued payment of the wireless revenue payments. If the successor-in-interest does not consent to the continued payment, the Parent shall pay the note holders the termination fee in the amount of the wireless revenue payments for the immediately preceding twelve month period. For the year ended December 31, 2008, the Company was charged approximately $19,000 for wireless services revenue participation rights. The notes are unsecured and subordinated to the other notes.
Due to their relationship and the variable interest rate, the carrying value of the loans payable to Parent approximate fair value, as determined by comparison to rates currently available for obligations with similar terms and maturities.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note F—Other Liabilities
Other liabilities consist of the following:

	December 31,	December 31,
	2008	2007
Excise, state and local taxes payable	$664,749	$959,388
Other accrued expenses	505,736	786,575
Payroll, payroll taxes and bonuses	282,627	719,090
Customer security deposits	93,273	94,025

Totals	$1,546,385	$2,559,078

Note G—Telecommunications Services and Payment Agreements
Telecommunications Services Agreement — MCI (formerly WorldCom) Agreement
The Company and its predecessor have maintained certain telecommunication service agreements with MCI since 1994 (the “MCI Agreements”), for switched services, data services, and other associated services. A modified service agreement (the “MSA”) was entered into on November 5, 2003 and it along with the MCI Agreements were subsequently assigned to and assumed by the Company effective April 1, 2004. MCI is currently doing business as Verizon Business Services (successor in-interest to MCI).
The MSA terminates upon the later to occur of the following: December 31, 2006 or as soon as Lightyear has paid MCI at least $140 million for services (the “Payment Obligation”) under the MCI Agreements. As of December 31, 2008, total payments to MCI are approximately $116,000,000. Under the MSA, Lightyear agrees to obtain at least 70% of specified telecommunication services available from MCI under certain agreements related to long distance, voice, and data services (as defined in the MSA) (the “Requirements Obligation”) from MCI. If Lightyear defaults under the Requirements Obligations, it has a 90-day cure period. If such failure is not cured, MCI has the right to immediately modify Lightyear’s rates and charges on a prospective basis to the rates and charges generally offered to its wholesale customers. The Requirements Obligation is null and void upon the date the Company satisfies the Payment Obligation. Management is not aware of any violations under the MSA.
Telecommunication Service Agreement — Local Services
The Company maintains several interconnection agreements and commercial agreements on a state-by-state basis with SBC Communications (now AT&T), BellSouth Communications, Qwest Communications, Verizon and Sprint Communications, which allows the Company to sell local services.
Note H—Employee Benefits
The Company maintains a profit-sharing plan qualified under Section 401(k) of the Internal Revenue Code. The Company may make discretionary matching contributions to the profit-sharing plan, subject to certain limitations. The Company contributed approximately $146,000 and $159,000, which is included in selling, general and administrative expenses in the accompanying statements of operations for the years ended December 31, 2008 and 2007, respectively.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note I—Related Party Transactions
The Company has significant transactions with its Parent and members of its Parent and deals with certain companies or individuals which are related parties either by having owners in common or because they are controlled by members of the Parent, directors, and/or officers of the Company or by relatives of members of its Parent, directors and/or officers of the Company.
The following is a summary of related party balances and transactions:

	As of December 31,
	2008	2007
Loans payable to Parent	$16,666,262	$16,266,262
Interest payable to Parent	3,361,505	2,893,646

	For the Years Ended
	December 31,
	2008	2007
Commission expense — related parties	$356,430	$315,366
Interest expense — Parent	2,007,041	2,209,334
See Note E for discussion of loans payable to Parent and interest payable to Parent.
An officer of the Company owns an indirect interest in a Lightyear agency. The agency has a standard Lightyear agent agreement and it earned approximately $41,000 and $50,000 in commissions from Lightyear in 2008 and 2007, respectively.
Beginning in 2008, an employee (and son of an officer) of the Company, has maintained a representative position in a direct selling entity which earned approximately $67,000 in commissions from Lightyear in 2008.
Commission expense – related parties includes certain VoIP and wireless revenue participation amounts. See Note E for additional details.
Pursuant to an officer’s employment agreement, the Company provides him with life insurance coverage consisting of $3,000,000 under a whole life policy and $3,000,000 under a term life insurance policy. The Company also maintains $5,000,000 in key man life insurance with the Company listed as the beneficiary. The proceeds from the key man life insurance have been assigned to the Parent’s principal note holder as collateral for the debt owed by the Parent. Aggregate insurance premium expense for these policies was approximately $102,000 for the years 2008 and 2007, respectively.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note J—Supplier Concentration
The Company acquired approximately 52% and 57% during the years 2008 and 2007, respectively of the telecommunications services used in its operations from a single supplier. Although there are other suppliers of this service, a change in suppliers could have an adverse effect on the business which could ultimately affect operating results.
Note K—Commitments and Contingencies
Operating Lease
The Company leases its office space in Louisville, Kentucky under terms classified as an operating lease. In April 2009, the Company entered into a new lease agreement, which replaces the Company’s expiring lease of office space located in Louisville, Kentucky (See Note L). The term of the lease is for six years, ending on March 31, 2010. The Company also leased additional office space in Atlanta, Georgia under terms classified as an operating lease. This lease expired in March 2009 and was not renewed by the Company. The Company leases equipment under a printing service agreement. The service agreement expired in June 2008 and the Company continues to lease the printing equipment on a month to month basis. Rent expense related to these operating lease agreements, which is included in selling, general and administrative expenses in the accompanying statements of operations, was $1,203,796 and $1,311,708 for the years ended December 31, 2008 and 2007, respectively.
Future minimum payments under these operating lease agreements are as follows:

For the Years Ending
December 31,	Amount
2009	$948,897
2010	239,190
2011	3,056

Total	$1,191,143

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note K—Commitments and Contingencies—Continued
Capital Lease Obligations
The Company leases certain assets under terms classified as capital leases. The Company has recorded the assets and the current and long-term portion of the liabilities in the accompanying balance sheets. The leases are collateralized by the underlying equipment. The leases expire at various dates through 2010 and bear interest rates ranging from 10% to 14%.
Future minimum payments under these capital lease agreements are as follows:

For the Years Ending
December 31,	Amount
2009	$88,774
2010	36,254

Total minimum lease payments	125,028

Less: amounts representing interest	11,827

Present value of minimum lease payments	113,201

Less: current maturities	79,173

Capital lease obligations, non-current portion	$34,028

Employment Agreement
The Company has an employment agreement (the “Agreement”) with an officer of the Company. The initial terms of the Agreement were from March 31, 2004 through December 31, 2008. At the end of the initial term, the Agreement was automatically renewed for an additional one year term, and shall be automatically renewed for successive additional one-year terms, unless within 180 days prior to the end of the initial term or any additional term either party gives the other written notice of the Company’s or the officer’s intent not to renew the agreement. Under the Agreement, the officer is to receive a base salary, adjusted annually consistent with increases given to other executives of the Company, plus other fringe benefits and is eligible for various bonuses. During the employment term, the base salary has been periodically amended.
Litigation
As of December 31, 2008, there are pending legal actions and proceedings against the Company which arose in the normal course of business and from the Lightyear Holdings’ bankruptcy proceedings for which claims for damages have been asserted. While there can be no assurance, management believes that the ultimate outcome of these legal actions and proceedings will not have a material adverse effect on the consolidated financial statements of the Company.
Letter of Credit
The Company has provided irrevocable standby letters of credit, aggregating approximately $186,000 to five states and one vendor, which automatically renew for terms not longer than one year, unless notified otherwise. As of December 31, 2008 these letters of credit have not been drawn upon.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note L—Subsequent Events
Revenue Participation Rights
Holders of the VoIP and Wireless revenue participation rights waived their rights to receive revenue payments from sales of VoIP and Wireless services during calendar year 2009. The eventual publicly-traded holding company has agreed to negotiate the terms of the revenue participation rights from the holders following consummation of the exchange (see Note L, Exchange Transaction), whereby Lightyear becomes a wholly-owned subsidiary of the publicly-traded holding company.
Factoring Agreement
In December 2009, as amended in January 2010, the Company entered into a short term revolving secured factoring agreement to provide an advance to the Company of up to $500,000. In conjunction with this agreement, the principal note holder of the Company signed a subordination agreement which grants the factor a first priority interest in the Company’s accounts receivable, intangible assets and deposit accounts. The Company entered into an agreement to repay the advances under the factoring agreement from the proceeds of the private placement that commenced during November 2009 until the advance is repaid in full. 50% of the proceeds received from the offering in excess of the initial $1,000,000 were used to repay part of the obligation. Because the offering was not sufficient to repay the obligation by January 22, 2010, the Company was required to begin repayment on a weekly basis, from its available funds, until February 8, 2010 when the agreement was repaid in full from the final closing of the Private Placement that commenced in November 2009.
Loans Payable to Parent — General
On January 1, 2009, LYH provided the Company with a loan of $100,000. On February 1, 2009, LYH provided the Company with an additional loan of $200,000. Both loans payable bear interest at the prime rate plus 1%. All outstanding principal and interest on both loans are due July 1, 2010. The loans are unsecured and subordinated to senior note obligations. These loans from the Parent arose from similar financing activities that LYH entered into with one of its members.
Loans Payable to Parent – Private Placement Proceeds – Commencing May 2009
Beginning in June 2009 and continuing through September 30, 2009, LYH provided the Company with loans totaling $2,800,000. The notes bear simple interest at a rate equal to 10% per annum and are payable eighteen months from the date of the respective closings. The Company incurred fees associated with these loans aggregating $501,354. These costs are capitalized as deferred financing costs. The amounts, reported as loans payable to Parent, arose from the following financing activity of LYH:
In May 2009, LYH commenced a private placement offering under which LYH issued Investor Units each consisting of a Senior Subordinated Convertible Promissory Note (the “Initial Convertible Notes”) in the principal amount of $50,000 and a five year warrant. These Initial Convertible Notes bear simple interest at a rate equal to 10% per annum and are payable eighteen months from the date of the respective closings. Furthermore, upon the consummation of an additional financing pursuant to which aggregate gross proceeds of at least $5,000,000 are raised (“Next Round Financing”; see Note L – Exchange Transaction), including gross proceeds from the sale of Initial Convertible Notes, then the entire principal amount of the Initial Convertible Notes and all accrued and unpaid interest thereon, were expected to be mandatorily convertible into shares of the Next Round Financing Securities at a conversion price equal to $1.80 per share.
LYH also computed the underlying value of these investor warrants and will allocate such value to the Company as an additional cost of the financing.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note L—Subsequent Events—Continued
Loan Payable to Parent – Note Payable Proceeds – June 2009
In June 2009, LYH provided the Company with a loan of $250,000. The loan bears simple interest at a rate equal to 10% per annum and is payable eighteen months from the date of the closing. This loan payable to Parent arose from the following financing activity of LYH:
In June 2009, LYH issued a subordinated convertible promissory note in the amount of $250,000 and a five year warrant. The note bears interest at 10% and matures December 31, 2010. The subordinated convertible promissory note is subordinated to all senior obligations and is pari passu with other convertible promissory notes. This note is guaranteed by Lightyear. The terms of this subordinated convertible promissory note are identical to those of the private placement discussed above. LYH will also allocate to Lightyear the underlying value of the warrants as additional cost of the financing.
Loans Payable to Parent – Proceeds from Private Placement – Commencing November 2009
Beginning in January 2010 and continuing through February 8, 2010, LYH provided the Company with loans totaling approximately, $2,100,000. The notes bear simple interest at a rate equal to 10% per annum and are payable eighteen months from the date of the respective closings. The Company incurred fees associated with theses loans aggregating $520,800. These costs are capitalized as deferred financing costs on the books of Lightyear. The loans payable to Parent arose from the following financing activity of LYH:
In November 2009, LYH commenced a private placement offering under which LYH will issue Investor Units (“Units”) each consisting of a Senior Subordinated Convertible Promissory Note (the “Next Convertible Notes”) in the principal amount of $50,000. The Next Convertible Notes bear simple interest at a rate equal to 10% per annum to be accrued until the Next Convertible Notes (i) are converted into Class B Preferred Units, (ii) is exchanged for shares of common stock and warrants to purchase shares of common stock, (iii) reaches the maturity date, when interest will be payable in cash or Class B Preferred Units, at the option of the Next Convertible Notes holder.
In the event that LYH consummates (i) an offering or series of related offerings, whether in the form of debt, equity or a combination thereof, that results in gross proceeds to LYH of at least $5,000,000 (see Note L – Exchange Transaction), inclusive of the proceeds from the Initial Convertible Notes and the Next Convertible Notes, and (ii) a merger, share exchange, sale or contribution of all substantially all of Lightyear’s assets or other business combination with a publicly-traded shell company, as a result of which the members of Lightyear immediately prior to such transaction, directly or indirectly, beneficially own more than 50% of the voting power of the surviving or resulting entity (the “Reverse Merger”), the holders of the Next Convertible Notes shall be required to exchange their notes for (i) such number of shares of common stock equal to the number of Class B Units for which such Notes are convertible (ii) and new five year warrants to purchase up to 50% of the number of shares of Class B Units for which such Next Convertible Notes are converted, issued at an exercise price of $1.80 per share. The transaction calls for the holders of Initial Convertible Notes and warrants from the prior note to be treated in a substantially similar manner as the holder of the Next Convertible Notes and warrants in this offering.
LYH has sold Next Convertible Notes with an aggregate face value of approximately $2,100,000 in this private placement offering. Prior to the Exchange Transaction (see Note L, Exchange Transaction), the holders rescinded their purchase of the Next Convertible Notes and instead received a term note with the same interest rate and duration as the Next Convertible Notes.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note L—Subsequent Events—Continued
Commitment – Operating Lease
In April 2009, the Company entered into a new lease agreement for the Company’s current office space located in Louisville, Kentucky. The new lease agreement is for a period of six years expiring in March 2015. The monthly rental fee is deferred for the first three months and thereafter the rental fee, including real estate taxes and insurance costs, is approximately $66,700 per month or $800,000 per annum for the duration of the lease.
Consulting Services
In August 2009, the Company entered into two consulting agreements and as compensation for the services being rendered, LYH issued warrants to purchase an aggregate of 350,000 shares of the Next Round Financing Security with an exercise price based on the price per security in which the Next Round Financing securities are sold. The warrants have an exercisable term of one year. The warrant value of $119,000, determined using the Black Scholes pricing model with the following assumptions; market and exercise price of $1.80, expected life of 1 year, volatility of 47.3%, dividend yield of 0% and risk free interest rate of 0.45%, was recorded as selling, general and administrative expense on the books of Lightyear with a credit to member’s deficit reflecting LYH’s contribution of the warrant to the Company. The warrant is deemed to be a derivative instrument on the books of LYH, due to the lack of a fixed conversion feature, and will be marked to market on the books of Lightyear at each reporting date. As of the date of the Exchange Transaction, LYH assumed full responsibility for the derivative liabilities associated with these warrants.
Insurance Policy
In contemplation of the Exchange Transaction, on February 4, 2010, an officer of the Company assigned the ownership of a split-dollar life insurance policy to the Company and the Company has been made the owner and beneficiary under this policy.
Forgiveness of Intercompany Indebtedness
In contemplation of the Exchange Transaction, on February 12, 2010, LYH forgave the Company’s intercompany indebtedness.
Exchange Transaction
Master Transaction Agreement
On February 12, 2010, LYH entered into a master transaction agreement (the “Exchange Transaction”) with Libra Alliance Corporation (“Libra”), a Nevada Corporation, and holders of LYH’s convertible promissory notes (the “Convertible Debtholders”), comprised of a Securities Exchange Agreement, a Securities Modification Agreement, a Securities Rescission and Issuance Agreement, and a Securities Contribution Agreement. The transactions under the Master Transaction Agreement are deemed to be a merger intended to qualify as a tax-free unified exchange of property for stock under Section 351 of the Internal Revenue Code of 1986.
Libra is currently authorized to issue 20,000,000 shares of Libra common stock. Libra currently has no preferred stock authorized. As of immediately before the Exchange Transaction, there were 5,505,500 shares of Libra common stock issued and outstanding. The issuances of Libra stock under the Securities Exchange Agreement and the Contribution Agreements are intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Lightyear Network Solutions, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note L—Subsequent Events—Continued
Master Transaction Agreement—Continued
The transaction will be accounted for as a “reverse merger” and recapitalization since the sellers of Lightyear will control the combined company immediately following the completion of the transaction. Lightyear will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Lightyear. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements will be those of Lighyear and will be recorded at the historical cost basis of Lightyear. Libra’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Lightyear after consummation of the acquisition. Such transaction was finalized on February 12, 2010
Securities Exchange Agreement
On February 12, 2010, LYH and Libra entered into the Securities Exchange Agreement, which provided for LYH’s exchange of its 100% membership interest in Lightyear for 10,000,000 shares of Libra common stock to be issued at closing and an additional 9,500,000 shares of Libra’s preferred stock after Libra increases its authorized shares. After LYH receives the preferred stock, it is expected that LYH will own approximately 69% of the Libra outstanding common stock on a fully-diluted, as-converted basis.
Securities Modification Agreement
Immediately before the closing of the Exchange Transaction, LYH entered into securities modification agreements or securities rescission and issuance agreements (the “Securities Modification Agreement”) with its Convertible Debtholders with respect to LYH’s convertible promissory notes (the “Convertible Notes”). On the condition that LYH and its Convertible Debtholders would subsequently execute the Securities Contribution Agreement and close the transactions contemplated by both the Contribution Agreement and the Master Transaction Agreement, the convertible promissory notes were amended and modified (the “Modified Notes”) to: (1) waive and delete the conversion features of the Convertible Notes; (2) waive any interest accrued and modify the interest provisions to provide for a five percent interest rate; (3) release the guaranty of Lightyear; (4) waive the events of default defined in the Convertible Notes; (5) extend the maturity date of the Modified Notes to December 31, 2011; and, (6) terminate the warrants and the rights to obtain warrants that were issued concurrently with the Convertible Notes. These modifications became effective on the execution of the Securities Contribution Agreements.
Securities Contribution Agreement
On February 12, 2010, Libra and LYH’s Convertible Debtholders entered into the Securities Contribution Agreements, which provided for the contribution by LYH’s Convertible Debtholders of the Modified Notes to Libra. In exchange for the aggregate of approximately $5,150,000 of Modified Notes (originally $2,800,000 of Initial Convertible Notes; $2,100,000 of Next Convertible Notes and the $250,000 June 2009 convertible promissory note), Libra issued an aggregate of 3,242,533 shares of Libra common stock to LYH’s former Convertible Debtholders. LYH’s Convertible Debtholders are expected to be the holders of approximately 11.5% of Libra common stock on a fully diluted basis after the issuance of the Libra preferred stock to LYH.